EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2006, with respect to the consolidated financial statements of Calumet Lubricants Co., Limited Partnership, our report dated March 9, 2006 with respect to the balance sheet of Calumet Specialty Products Partners, L.P. and our report dated March 9, 2006 with respect to the balance sheet of Calumet GP, LLC, in the Registration Statement (Form S-1) and related Prospectus of Calumet Specialty Products Partners, L.P.

/s/ Ernst & Young LLP

Indianapolis, Indiana
June 8, 2006